UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52991	90-0814124
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9171 Towne Centre Drive, Suite 440, San Diego, CA	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 964-5123

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Innovus Pharmaceuticals,” “Innovus Pharma,” “the Company”, “we,” “us” and “our” refer to Innovus Pharmaceuticals, Inc., and/or one or more of our wholly-owned subsidiaries, unless the context otherwise provides. Innovus Pharma® is a registered service mark of Innovus Pharmaceuticals, Inc.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Rauly Gutierrez, CPA, our Vice President, Finance, has been promoted to the position as the Company’s principal financial and accounting officer and has been named by the Company as a Section 16 executive officer effective as of April 24, 2017.

Mr. Gutierrez was appointed as Vice President, Finance on September 23, 2016.  He was recently an Audit Senior Manager at KMJ Corbin & Company LLP, a regional public accounting firm. Mr. Gutierrez began his career at KMJ Corbin & Company in 2006 and mainly serviced clients in the pharmaceutical and life science industries which included multiple publicly-traded companies with market caps ranging from $50 million to $2 billion and revenues ranging from pre-revenue to $125 million.  He has a wide range of experience dealing with SEC 1933 and 1934 Act filings, including IPOs, reverse mergers, SEC comment letters, Sarbanes-Oxley Act attestation services and periodic SEC reporting requirements.  His areas of expertise include complex debt and equity transactions, such as derivatives, convertible instruments, and stock-based compensation. He also has expertise in accounting for gross-to-net revenue recognition for pharmaceutical product sales, pharmacy drug billings and in business combination transactions.  Mr. Gutierrez has led several training sessions for audit professionals in professional ethics and independence, PCAOB auditing standards and technical accounting updates. Mr. Gutierrez received his Bachelor of Science Degree in Accounting from the Leventhal School of Accounting at the University of Southern California, and is licensed as a CPA in the State of California.  He is also a member of the AICPA, CalCPA and the Association for Corporate Growth.

The Company and Mr. Gutierrez entered into an employment agreement, effective, September 23, 2016 (the “Employment Agreement”) wherein Mr. Gutierrez receives an annual base salary of $200,000 as well as an annual bonus based on personal performance and as approved by the Board of Directors. The target bonus amount is 25% of his annual base salary. Mr. Gutierrez also received Restricted Stock Units (“RSUs”) covering 1,250,000 shares of the Company’s common stock; 312,500 of which will vest after one year of employment. The remaining RSU’s will vest in eight equal quarterly installments over two years of continued service. The Employment Agreement is filed herewith as Exhibit 10.1.

On April 12, 2017, pursuant to the Employment Agreement and his additional duties with the Company, the Board of Directors approved an additional grant to Mr. Gutierrez of 500,000 RSUs on April 24, 2017, which will vest as to 166,666 after one year from the date of grant and in eight equal quarterly installments over two years of continued service thereafter.

There are no family relationships between Mr. Gutierrez and any of the directors and executive officers of the Company. There are no transactions with the Company in which Mr. Gutierrez has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On April 10, 2017, we accepted the resignation of Robert E. Hoffman as Executive Vice President, Chief Financial Officer of the Company to be effective as of April 21, 2017. Mr. Hoffman has served as the Executive Vice President, Chief Financial Officer of the Company since September 2016. Mr. Hoffman’s departure is not due to a dispute or disagreement with the Company and Mr. Hoffman is pursuing other opportunities.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated September 23, 2016 by and between the Company and Rauly Gutierrez.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVUS PHARMACEUTICALS, INC

Date: April 14, 2017	By:	/s/ BASSAM DAMAJ
Bassam Damaj
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated September 23, 2016 by and between the Company and Rauly Gutierrez.